UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2024

SPYRE THERAPEUTICS, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37722	46-4312787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street Building 23 Suite 105
Waltham, MA		02453
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: 617 651-5940
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	SYRE	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On November 18, 2024, Spyre Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, Goldman Sachs & Co. LLC, Evercore Group L.L.C. and Guggenheim Securities, LLC, as the representatives of the underwriters named therein (the “Underwriters”), relating to the offer and sale (the “Offering”) of 7,275,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $27.50 per share. In addition, the Company granted the Underwriters a 30-day option (the “Option”) to purchase up to an additional 1,091,250 shares of its Common Stock on the same terms and conditions as the Common Stock sold in the Offering.
The aggregate gross proceeds to the Company from the Offering are expected to be approximately $200.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds of this Offering together with existing cash, cash equivalents and marketable securities are expected to be sufficient to fund operations into the second half of 2028. The Company has based this estimate on assumptions that may prove to be wrong, and the Company could use its available capital resources sooner than it currently expects.
The securities described above were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-281975), which was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 6, 2024 and became effective on September 18, 2024. A final prospectus supplement dated November 18, 2024 relating to and describing the terms of the Offering was filed with the SEC on November 19, 2024. The Offering is expected to close on November 20, 2024, subject to the satisfaction of customary closing conditions.
The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the Underwriters may be required to make because of such liabilities. A copy of the Underwriting Agreement is filed as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.
A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the securities issued in the Offering is filed herewith as Exhibit 5.1.
This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, by and among the Company and Jefferies LLC, Goldman Sachs & Co. LLC, Evercore Group L.L.C. and Guggenheim Securities, LLC, dated as of November 18, 2024

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPYRE THERAPEUTICS, INC.

Date:	November 19, 2024	By:	/s/ Cameron Turtle
Cameron Turtle Chief Executive Officer